Exhibit 99.1

NANCY LOEWE JOINS CINEMARK BOARD OF DIRECTORS

Plano, TX, May 25, 2017 – Cinemark Holdings, Inc. (NYSE: CNK), a leading motion picture exhibitor, announced today that Nancy Loewe has been elected to the Board of Directors for Cinemark Holdings, Inc., effective May 25, 2017. Ms. Loewe will fill the position formerly held by Mr. Don Soderquist.

“Nancy’s extensive background in strategy, finance, and international operations will bring valuable perspective to our Board of Directors,” stated Lee Roy Mitchell, Chairman of the Board at Cinemark. “Her experience will complement that of our current Board and we look forward to benefiting from her judgment and insight.”

Ms. Loewe, 50, has nearly three decades of experience in delivering results and developing strategies for multinational companies across diverse industries. Ms. Loewe most recently served as the Chief Financial Officer for Kimberly-Clark International and prior to that was the Chief Strategy Officer and Global Treasurer for Kimberly-Clark Corporation. She also served as Vice President and Chief Financial Officer of Frito Lay North America. Additionally, Ms. Loewe held numerous positions during her 20-year tenure at GE, inside and outside the U.S., including Vice President - Strategic Transactions & Cash, as well as Chief Financial Officer for varying business units, such as Plastics Asia, Healthcare, and Consumer & Industrial.

About Cinemark Holdings, Inc.

Cinemark is a leading domestic and international motion picture exhibitor, operating 525 theatres with 5,894 screens in 41 U.S. states, Brazil, Argentina and 13 other Latin American countries as of March 31, 2017. For more information go to investors.cinemark.com.

Financial Contact:

Chanda Brashears – 972-665-1671 or cbrashears@cinemark.com

Media Contact:

James Meredith – 972-665-1060 or jmeredith@cinemark.com